Exhibit 99.1

DSS Launches DSS PureAir, Inc. and Makes Investment into Innovative Proactive Air and Surface Purification Solutions Technology from Puradigm LLC

A study done by the University of Florida using the SARS-CoV-2 virus showed a significant decrease in infectivity of the virus immediately after exposure to Puradigm’s technology

The SARS-CoV-2 virus was undetectable after 24 hours of exposure to Puradigm’s technology in the study

ROCHESTER, N.Y., May xx, 2021 (GLOBE NEWSWIRE) — Document Security Systems, Inc. (“DSS” or the “Company”) (NYSE American: DSS), a multinational company operating businesses in consumer packaging, brand protection technology, blockchain security, direct marketing, healthcare, real estate, renewable energy, and securitized digital assets, today announced the launch of DSS PureAir, Inc. (“DSS PureAir”), the Company’s new wholly owned subsidiary targeting commercial and residential air purification markets, following a significant investment into Puradigm LLC, a manufacturer of proactive air and surface purification solutions that have proven to be safe, scalable and provide 24/7 protection to all indoor environments.

“We are excited to launch our newest division, DSS PureAir, to further our vision of securing healthy living,” stated Frank D. Heuszel, CEO of DSS. “Before COVID-19, the market for air purifiers was strong, and now growth is accelerating even more. We are excited to support and partner with Puradigm to enable us to rapidly enter this growing global market with best-in-class products.”

The global air purifier market was valued at $10.7 billion in 2020 and is forecasted to grow at a 10% compound annual growth rate (CAGR) from 2021 through 2028, according to data from Grandview Research.

Puradigm’s patented, scalable purification products actively and safely purify both air and surfaces in any room. They can be customized for indoor spaces of all sizes, including homes, offices, schools, restaurants, gyms, hospitals, assisted living facilities, food processing facilities, and more, and include free standing, wall mounted, HVAC and personal protection devices.

Puradigm is unique from other disinfection technologies (chemical cleaning, UV light, vaporized hydrogen peroxide) because it produces Non-Thermal Plasma (NTP) particles in very large quantities, which actively purify both air and surfaces safely, while people are present. These highly energized plasma molecules kill bacteria and viruses by piercing their cell walls, similar to a pin pricking a balloon. There are no downtime periods, chemical handling procedures, harmful residues, room clearance protocols, manpower requirements or adverse side effects.

Puradigm’s proactive technology has been shown to be effective against a wide variety of pathogens, including SARS-CoV-2, H1N1, E. coli, MRSA, Listeria, C. difficile, staph, and many more. It is the most validated purifier on the market.

A new study from the University of Florida (“UF”) confirms the efficacy of Puradigm in inactivating SARS-CoV-2, the virus that causes COVID-19. Researchers at UF’s Department of Medicine found that Puradigm’s proactive air and surface purification technology inactivates 73.33% of infectious high levels of SARS-CoV-2 on stainless steel surfaces within only 15 minutes of exposure to the technology, 93.3% after 60 minutes, and 97.7% after 4 hours. After 24 hours of exposure to Puradigm’s proactive technology the study shows the SARS-CoV-2 was undetectable.

These results are consistent with those of an independent study done by Central Michigan University and Insight Research Institute which tested the effectiveness of Puradigm’s technology on S. aureus, C. difficile and Dengue virus type 2 (DenV-2) used as a surrogate for SARS-CoV-2. Their results showed that Puradigm’s technology caused a > 99% average reduction in bacterial growth and a 98.5% average reduction in viral infectivity. These findings were published in the March 2021 edition of Infectious Disease Reports, an international, open access peer-reviewed journal that publishes scientific papers about infectious diseases.

“We are thrilled to be working with DSS PureAir as our strategic partner for global expansion. Puradigm has seen its sales pipeline increase more than 500% in the past 12 months and this investment will allow us to accelerate our product rollout to multiple key markets around the world,” added James Gabriel, CEO of Puradigm. “We believe our technology is critical to contain current as well as future pandemics and can dramatically minimize contamination in indoor spaces. Most importantly, our technology can run safely on a continuous basis even in fully occupied spaces.”

About Puradigm LLC

Puradigm offers proactive air and surface purification solutions that have proven to be safe and scalable and provide 24/7 protection for any indoor environment. Puradigm’s technology is patented around the world and has been validated by many testing organizations in the reduction of mold, bacteria, virus, and other harmful pathogens. Puradigm’s technology is the most validated in the industry and can be customized for any indoor environment.

For more information on Puradigm visit http://www.puradigm.com.

About Document Security Systems, Inc.

DSS is a multinational company operating businesses focused on brand protection technology, blockchain security, direct marketing, healthcare, real estate, and securitized digital assets. Its business model is based on a distribution sharing system in which shareholders will receive shares in its subsidiaries as DSS strategically spins them out into IPOs. Its historic business revolves around counterfeit deterrent and authentication technologies, smart packaging, and consumer product engagement. DSS is led by its Chairman and largest shareholder, Mr. Fai Chan, a highly successful global business veteran of more than 40 years specializing in corporate transformation while managing risk. He has successfully restructured more than 35 corporations with a combined value of $25 billion.

For more information on DSS visit http://www.dsssecure.com.

Investor Contact:

Dave Gentry, CEO

RedChip Companies Inc.

407-491-4498

Dave@redchip.com

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements related to the Company’s intended use of proceeds and other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected. These risks and uncertainties, many of which are beyond our control, include: risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of development activities; our ability to attract, integrate and retain key personnel; our need for substantial additional funds; patent and intellectual property matters; competition; as well as other risks described in the section entitled “Risk Factors” in the prospectus and in our other filings with the SEC, including, without limitation, our reports on Forms 8-K and 10-Q, all of which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations, and beliefs. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.